Exhibit 99.1

BOSTON OMAHA CORPORATION ANNOUNCES FULL YEAR 2025 FINANCIAL RESULTS

Omaha, Nebraska (Business Wire)	March 30, 2026

Boston Omaha Corporation (NYSE: BOC) (the “Company”, “we”, or “our”) announced its financial results for the fiscal year ended December 31, 2025, in connection with filing its Annual Report on Form 10-K with the Securities and Exchange Commission.

We show summary financial data below for fiscal 2025 and 2024. Our Annual Report on Form 10-K can be found at www.bostonomaha.com. A supplemental presentation providing additional financial information for fiscal 2025 can be found on our investor relations website at https://investor.bostonomaha.com. We believe that it is important for shareholders to read the supplemental presentation as, in management’s opinion, it provides additional information on business metrics we use in gauging the performance of each of our three principal business units and investments.

	For the Years Ended
	December 31,
	2025	2024
Billboard Rentals, Net	$45,851,335	$45,153,076
Broadband Services	41,194,668	39,098,228
Premiums Earned	23,182,446	19,759,540
Insurance Commissions	2,057,170	1,962,692
Investment and Other Income	2,090,729	2,301,365
Total Revenues	114,376,348	108,274,901

Depreciation and Amortization Expense	24,771,310	22,179,699

Net Loss from Operations	(3,928,147)	(8,467,478)
Net Other (Expense) Income	(14,456,549)	11,564,072

Net Loss Attributable to Common Stockholders	$(12,427,540)	$(1,292,450)
Basic and Diluted Net Loss per Share	$(0.40)	$(0.04)

	December 31,	December 31,
	2025	2024
Total Unrestricted Cash & Investments (1)	$50,162,139	$41,659,941
Total Assets	713,072,289	728,345,729
Total Liabilities	177,000,323	165,626,276
Total Boston Omaha Stockholders' Equity	516,135,787	532,819,509
Noncontrolling Interests (2)	19,936,179	29,899,944
Total Equity	$536,071,966	$562,719,453

(1)

Investments consist of U.S. Treasury securities classified as trading securities and marketable equity securities, of which $868,043 is held by our insurance entities at December 31, 2025. Marketable equity securities excludes Sky Harbour Group Corporation (“Sky Harbour”) Class A common stock as we account for our 15.3% stake (as measured at December 31, 2025) under the equity method.

(2)	Noncontrolling interests are primarily related to third party capital raised within our Build for Rent Fund as well as within our 24th Street commercial real estate funds.

During fiscal 2025, we had net other expense of $14.5 million, which included a $17.6 million unrealized loss on the Sky Harbour warrants held by Boston Omaha, a loss of $6.9 million primarily related to the changes in the fair value of the underlying assets within the 24th Street Funds and BFR Fund, and interest expense of $2.3 million. These items were partially offset by $6.5 million in income from unconsolidated affiliates mainly related to our equity method position in Sky Harbour, $4.1 million in realized gains on the sale of 730,095 shares of Sky Harbour Class A common stock, and interest and dividend income of $1.2 million.

Our investment in Sky Harbour Class A common stock and warrants was valued at $79.3 million on our consolidated balance sheet as of December 31, 2025. If our investment in Sky Harbour Class A common stock was accounted for at fair value based on its quoted market price (currently valued using equity method accounting), then our total investment in Sky Harbour Class A common stock and warrants would be valued at $109.7 million as of December 31, 2025.

Cash inflow from operations for the year ended December 31, 2025 was $17.9 million, compared to a cash inflow of $21.2 million for the year ended December 31, 2024.

During fiscal 2025, we repurchased 444,753 shares of our Class A common stock on the open market for a total cost of $5.8 million.

Our book value per share was $16.63 at December 31, 2025, compared to $16.99 at December 31, 2024.

As of December 31, 2025, we had 30,457,487 shares of Class A common stock and 580,558 shares of Class B common stock outstanding.

As of March 27, 2026, we had 30,085,520 shares of Class A common stock and 580,558 shares of Class B common stock outstanding.

About Boston Omaha Corporation

Boston Omaha Corporation is a public holding company with four majority owned businesses engaged in outdoor advertising, broadband telecommunications services, surety insurance and asset management.

Forward-Looking Statements

Any statements in this press release about the Company’s future expectations, plans and prospects, including statements about our financing strategy, future operations, future financial position and results, market growth, total revenue, as well as other statements containing the words “anticipate,” “believe,” “continue,” “could,” “estimate,” “expect,” “intend,” “may,” “might,” “plan,” “potential,” “predict,” “project,” “should,” “target,” “will,” or “would” and similar expressions, constitute forward-looking statements within the meaning of the safe harbor provisions of The Private Securities Litigation Reform Act of 1995. The Company may not actually achieve the plans, intentions or expectations disclosed in the Company’s forward-looking statements, and you should not place undue reliance on the Company’s forward-looking statements. Actual results or events could differ materially from the plans, intentions and expectations disclosed in the forward-looking statements the Company makes as a result of a variety of risks and uncertainties, including risks related to the Company’s estimates regarding the potential market opportunity for the Company’s current and future products and services, the competitive nature of the industries in which we conduct our business, general business and economic conditions, our ability to acquire suitable businesses, our ability to successfully integrate acquired businesses, the effect of a loss of, or financial distress of, any reinsurance company which reinsures the Company’s insurance operations, the risks associated with our investments in both publicly traded securities and privately held businesses, our history of losses and ability to maintain profitability in the future, the Company’s expectations regarding the Company’s sales, expenses, gross margins and other results of operations, and the other risks and uncertainties described in the “Risk Factors” sections of the Company’s public filings with the Securities and Exchange Commission (the “SEC”) on Form 10-K for the year ended December 31, 2025, as well as other risks and uncertainties which may be described in any subsequent quarterly report on Form 10-Q filed by the Company, and the other reports the Company files with the SEC. Copies of our SEC filings are available on our website at www.bostonomaha.com. In addition, the forward-looking statements included in this press release represent the Company’s views as of the date hereof. The Company anticipates that general economic conditions and subsequent events and developments may cause the Company’s views to change. However, while the Company may elect to update these forward-looking statements at some point in the future, the Company specifically disclaims any obligation to do so. These forward-looking statements should not be relied upon as representing the Company’s views as of any date subsequent to the date hereof.

Our investor relations website, https://investor.bostonomaha.com, serves as a comprehensive resource for investors. We strongly encourage its use for easy access to information about the Company. We promptly make available on this website, free of charge, the reports that we file or furnish with the SEC, corporate governance information, and select press releases, which may contain material information about us, and you may subscribe to be notified of new information posted to this site.

Contacts:

Boston Omaha Corporation

Josh Weisenburger, 402-210-2633

contact@bostonomaha.com